Exhibit 5.1

June 2, 2023

Eightco Holdings, Inc.

200 9th Avenue North, Suite 220

Safety Harbor, Florida 34695

Ladies and Gentlemen:

We have acted as counsel to Eightco Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to a total of 13,749,848 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Registration Statement (as defined below) relates to (i) 2,763,545 shares of Common Stock (the “March 2023 Warrant Shares”) issuable upon the exercise of a warrant (the “March 2023 Warrant”) issued pursuant to the Securities Purchase Agreement dated March 15, 2023, between the Company and an investor (the “March 2023 SPA”); (ii) 2,763,545 shares of Common Stock (the “March 2023 Note Shares”) issuable upon conversion of a convertible note (the “March 2023 Note”) issued pursuant to the March 2023 SPA; (iii) an additional 1,381,773 shares of Common Stock issuable upon exercise of the March 2023 Warrant if the number of shares of Common Stock underlying the March 2023 Warrant is adjusted (the “Additional March 2023 Warrant Shares”); (iv) an additional 6,619,901 shares of Common Stock issuable upon conversion of the March 2023 Note if the conversion price of the March 2023 Note is adjusted (the “Additional March 2023 Note Shares”); (v) 221,084 shares of Common Stock (the “Palladium Warrant Shares”) issuable upon the exercise of a warrant (the “Palladium Warrant”) issued to Palladium Capital Group, LLC (“Palladium”) as part of Palladium’s compensation for serving as exclusive placement agent in connection with the offering of securities under the March 2023 Purchase Agreement (the “Palladium Warrant”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set out below, including (i) the registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof; (ii) the prospectus included in the Registration Statement; (iii) the March 2023 SPA and all agreements contemplated therein; (iv) the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date; (v) that certain Written Consent of the Board of Directors of the Company, dated March 13, 2023, related to approval of the March 2023 SPA, all agreements contemplated therein, and related matters; and (vi) the Company’s records and documents, certificates of representatives of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

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Eightco Holdings, Inc. June 2, 2023 Page 2

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The 2,763,545 March 2023 Warrant Shares to be issued upon the exercise of the March 2023 Warrant have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the March 2023 Warrant, will be validly issued, fully paid and non-assessable.

2. The 2,763,545 March 2023 Note Shares to be issued upon conversion of the March 2023 Note have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the March 2023 Note, will be validly issued, fully paid and non-assessable.

3. The 1,381,773 Additional 2023 Warrant Shares to be issued upon the exercise of the March 2023 Warrant as a result of an adjustment of the number of shares of Common Stock issuable under the March 2023 Warrant pursuant to the terms of the March 2023 Warrant have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the March 2023 Warrant, will be validly issued, fully paid and non-assessable.

4. The 6,313,253 Additional March 2023 Note Shares to be issued upon the conversion of the March 2023 Note as a result of an adjustment of the conversion price of the March 2023 Note pursuant to the terms of the March 2023 Note have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the March 2023 Note, will be validly issued, fully paid and non-assessable.

5. The 221,084 Palladium Warrant Shares to be issued upon the exercise of the Palladium Warrant have been duly authorized for issuance by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the Palladium Warrant, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”).

We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinion herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Haynes and Boone, LLP